Retention Agreement
This Retention Agreement (the "Agreement") is made and entered into as of January 1, 2020, by and between David Foss ("Executive") and Jack Henry & Associates, Inc., a Delaware corporation (the "Company").
WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is important and beneficial to the Company and its shareholders to retain Executive in his current role as Chief Executive Officer ("CEO") of the Company for an extended period of time;
WHEREAS, in order to incent Executive to remain in such role through 2023, the Board has agreed to grant Executive a retention restricted stock unit equity award under the Company's 2015 Equity Incentive Plan (the "RSUs"), the terms of which provide for weighted vesting over a four-year vesting period, with half of such RSUs only becoming vested if Executive remains in his current position of CEO until December 31, 2023; and
WHEREAS, the Company and Executive desire to memorialize additional severance protections relating to the RSUs award in the event Executive's employment is involuntarily terminated by the Company and Executive's release of claims and restrictive covenant obligations in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.Grant of Retention Equity Award. In consideration of Executive entering into this Agreement, on January 1, 2020 (the "Grant Date"), the Company will grant to Executive pursuant to the 2015 Equity Incentive Plan (the "Plan") and that Restricted Stock Unit Agreement entered into between Executive and the Company (the "RSU Agreement") that number of restricted stock units equal to four million dollars ($4,000,000.00) divided by the Fair Market Value of a Share of the Company's Common Stock (as such terms are defined in the Plan) on December 31, 2019, rounded up to the next whole unit (the “RSU Award”). All other terms and conditions of such RSU Award shall be governed by the terms and conditions set forth herein, the 2015 Equity Incentive Plan and the RSU Agreement.
2.    Vesting of Retention Equity Award.
2.1    General Vesting.  The RSU Award Agreement shall provide that the Retention Equity Award shall vest from the Grant Date to December 31, 2023 (the "Term") as follows: ten percent (10%) on the first anniversary of the Grant Date, twenty percent (20%) on the second anniversary of Grant Date, twenty percent (20%) on the third anniversary of the Grant Date, and the remaining fifty percent (50%) on the fourth anniversary of the Grant Date, provided that at all times through each vesting date Executive has remained employed with the Company and performed the duties associated with his position as described in Section 3.
2.2    Accelerated Vesting. The RSUs shall be subject to the special accelerated vesting provisions set forth in this Section 2.2 in addition to any other accelerated vesting provision set forth in the Plan or the RSU Agreement.
(a)    Vesting Upon Death or Disability. If Executive's employment ends before the end of the Term due to Executive's death or Disability, all unvested RSUs shall become fully vested and the resulting Shares issued to Executive (or Executive's estate and/or beneficiaries, as the case may be).
(b)    Vesting Upon Termination by Company without Cause or Resignation for Good Reason. If Executive's employment ends before the end of the Term due to Executive's employment being involuntarily terminated by the Company without Cause or due to Executive's resignation with Good Reason, then, subject to Executive's compliance with Section 5 of this Agreement and the agreements referenced therein and his execution, within 21 days (or any longer notice period required by law) following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") (such 21-day period, the "Release Execution Period"), and the Release becoming effective according to its terms, upon such termination, all unvested RSUs shall become fully vested and settled in accordance with the terms of the RSU Agreement.
(c)     No Vesting Upon Termination by Company with Cause or Resignation by Executive without Good Reason. If Executive's employment ends before the end of the Term due to Executive's employment being involuntarily terminated by the Company for Cause or due to Executive's resignation without Good Reason, then upon such termination, no additional unvested RSUs shall become vested and all such remaining unvested RSUs shall be forfeited.
(d)    Definitions. The following terms used in this Agreement have the following meanings:
(i)    "Cause" means
(A)    Executive's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
(B)    Executive's repeated failure to comply with any valid and legal directive of the Board;
(C)    Executive's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;
(D)    Executive's embezzlement, misappropriation, or fraud, whether or not related to Executive's employment with the Company;
(E)    Executive's indictment or conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(F)    Executive's material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company; or
(G)    Any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time during the Term.
For purposes of this definition, none of Executive's acts or failures to act shall be considered "willful" unless Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. Executive's actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.
The Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive written notice of such shorter period within which to cure as is reasonable under the circumstances.
(ii)    "Disability" means Executive is entitled to receive long-term disability benefits under the Company's long-term disability plan. Any question as to the existence of Executive's Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(iii)    "Good Reason" means the occurrence of any of the following, in each case during the Term without Executive's prior written consent:
(A)    a material reduction in Executive's Base Salary;
(B)    a relocation of Executive's principal place of employment by more than 50 miles;
(C)    any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Executive and the Company;
(D)    the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(E)    the Company's failure to nominate Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable;
(F)    a material, adverse change in Executive's title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or
(G)    a material adverse change in the reporting structure applicable to Executive.
To terminate his employment for Good Reason, Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date of receipt of such notice to cure such grounds. If Executive does not terminate his employment within 180 days of such first occurrence of the applicable grounds, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
3.    Position, Duties, Compensation and Obligations During Term.
3.1    Position. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board. In such position, Executive shall have such duties, authority, and responsibilities as are consistent with Executive's position.
3.2    Duties. During the Term, Executive shall devote substantially all of his business time and attention to the performance of Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Executive currently serves as a director on the Board of Directors of CNO Financial Group, Inc. which does not require this written consent.
3.3    Place of Performance. The principal place of Executive's employment during the Term shall be the Company's office currently located in Allen, Texas; provided that, Executive will be required to travel on Company business during the Term.
3.4    Compensation During Term. During the Term, the Company shall continue to pay Executive his current base salary, which may be increased from time to time in the discretion of the Board, and Executive shall remain eligible to participate in the Company's non-equity annual incentive, long-term equity incentive bonus programs, and other Company employee benefit programs administered by the Compensation Committee and the Company, which are separate from the RSU Award described in this Agreement.
3.5    Company's Proprietary Rights and Confidentiality Agreement. As a condition of Executive's employment with the Company, Executive shall continue to abide by the Company's Proprietary Rights and Confidentiality Agreement.
4.    Notice of Termination. Any termination of Executive's employment hereunder by the Company or by Executive during the Term (other than termination due to Disability or death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 14. The Notice of Termination shall specify:
(a)    the termination provision of this Agreement relied upon;
(b)    to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and
(c)    the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates Executive's employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if Executive terminates his employment with or without Good Reason.
5.    Additional Affirmative and Restrictive Covenants.
5.1    Covenants of Executive. Executive agrees that the following covenants will be effective during the Term and will survive the termination of this Agreement and the Executive's employment with the Company, whether such termination is for or without Cause. Executive acknowledges that the following covenants are in addition to, and not in derogation of, any other covenants to which the Executive is subject.
(a)    Non-Solicitation Covenant. Executive covenants and agrees that during the Term and for a period two (2) years after the termination of Executive's employment with the Company, he will not, directly or indirectly (as an agent, employee, consultant, partner, member or shareholder of a third party), solicit business in competition with the Company from any party who was a customer of the Company while the Executive was employed by the Company.
(b)    Non-Compete. Executive covenants and agrees that during the Term and for a period of two (2) years after the date of termination of his employment with the Company he will not, directly or indirectly (as an agent, employee, consultant, partner, owner, member or shareholder of a third party), (i) engage in the business of acquiring, starting up, marketing, managing, consulting, licensing, maintaining, or competing in any way with the business of the Company, or (ii) engage in any other business that relates to delivering software and services to financial institutions, including but not limited to, banks and credit unions and their affiliates in the United States of America.
(c)    No Solicitation of Employees. Executive agrees that during the term of his employment with the Company and for a period of two (2) years following the date of termination of his employment with the Company he will not, directly or indirectly, solicit the employment or employ or engage the consulting or other services of any person who is employed by the Company or any affiliate or subsidiary thereof or was employed by the Company or any affiliate or subsidiary thereof at any time during the prior six months.
(d)    Procedures. The parties may mutually agree on procedures and practices for the provision of sufficient information by the Company to the Executive to allow the Executive to fully honor the covenants, restrictions and obligations set forth in this Section 5.
(e)    Remedies. The parties acknowledge that the legal remedy for damages for actual or anticipated breach of these covenants is inadequate, and injunctive relief is appropriate to prevent or remedy any such breach, so long as such remedy is pursued in good faith by the party seeking injunctive relief. Executive has carefully read and considered the covenants set forth above and, having done so, agrees that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the Company and its business interests. Executive acknowledges the consideration provided herein and with the RSU Award (absent Executive's agreement to this Section 5) is more than the Company is obligated to pay, and Executive further acknowledges that irreparable harm would result from any breach of any of the covenants in this Section 5 and monetary damages would not provide adequate relief or remedy. Accordingly, Executive specifically agrees that, if that Executive breaches any of Executive's obligations under this Section 5, the Company shall be entitled to injunctive relief therefor, and in particular, without limiting the generality of the foregoing, the Company may pursue any and all remedies it may have at law or in equity for breach of such obligations. In addition, the RSU Award, whether or not vested, shall terminate immediately on the first date on which Executive engages in such activity and the Board shall thereupon be entitled to require Executive to return any Shares obtained by Executive under the RSU Award and to require Executive to repay any proceeds received at any time from the sale of Shares obtained by Executive under the RSU Award (plus interest on such amount from the date received at a rate equal to the then prime lending rate) and to recover all reasonable attorneys' fees and expenses incurred in terminating this Award and recovering such Shares and proceeds.
6.    Recoupment Policy. This Award and any resulting delivery of Shares is subject to set-off, recoupment, or other recovery pursuant to the Company's Executive Compensation Recoupment Policy, as amended from time to time (the “Policy”).  By accepting this Award, Executive expressly agrees that the Policy applies to this Award, and Executive consents to any permissive or mandated recoupment requirement as applied to the Award.
7.    Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Missouri without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Missouri. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
8.    Entire Agreement. Unless specifically provided herein, this Agreement, together with the Proprietary Rights and Confidentiality Agreement, contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
9.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Chairperson of the Board's Compensation Committee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
10.    Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
11.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
12.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
13.    Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
14.    Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
Jack Henry & Associates, Inc.
663 West Highway 60
Monett, MO 65708
General Counsel and Secretary
If to Executive:
David Foss
616 Inglenook Court
Coppell, TX 75019
15.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
16.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
17.    Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JACK HENRY & ASSOCIATES, INC.
By /s/John F. Prim Name: John F. Prim Title: Chairman of the Board
EXECUTIVE
Signature: /s/ David Foss Print Name: David Foss